Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

EARNINGS AND 2020 DIVIDEND

Eau Claire, Wisconsin (February 21, 2020) -- National Presto Industries, Inc. (NYSE: NPK) announced today 2019 sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the Company’s sales, Maryjo Cohen, President, stated, “Net 2019 consolidated sales for the continuing segments was $308.5 million, a decrease of $14.8 million or 4.6% from 2018 levels. The decline was due to a reduction in shipments of $20.4 million (8.9%) at the Defense segment offset in part by a $5.7 million (6.0%) increase at the Housewares/Small Appliance segment. The Defense segment’s decrease was primarily a function of shipment timing from its backlog. The improved Housewares/Small Appliance segment volume largely reflected the return to normal of a key supplier that because of flooding had been unable to deliver all of the merchandise needed to support the segment’s 2018 holiday season. Volume was also positively affected by increased e-commerce business. The resulting increases were offset in part by ongoing retail customer difficulties manifesting themselves in bankruptcy, liquidation, store closings, and a generally weak brick and mortar retail environment.”

In connection with earnings, she added, “Net consolidated earnings increased by $2.28 million to $42.2 million ($6.01 per share) from 2018’s $39.9 million ($5.70 per share). Approximately 74% of the increase was derived from the settlement of a lawsuit pertaining to the discontinued Absorbent Product segment. That settlement provided a comparative increase from 2018’s discontinued net earnings of $1.6 million ($0.23 per share). The balance was primarily sourced from increased portfolio earnings reflecting higher interest rates and increased rental revenue from Drylock Technologies (the company that purchased the assets of the discontinued Absorbent Product segment). Overall, Operating Profit from Continuing Operations declined 3.5% from the prior year with declines in the Housewares/Small Appliance segment of $2.1 million or 47.6% (reflecting among other things, increased tariffs) and losses at the Safety segment that more than offset improved Defense segment profitability. Despite the reduction in revenue, the Defense segment’s Operating Profit was up $2.9 million or 6.5%, an increase primarily attributable to the negotiated termination of a commercial foreign military supply contract and the absence of last year’s loss on the disposal of its less-lethal business.”

When asked about 2020, Ms. Cohen commented, “Planned Housewares/Small Appliance product introductions coupled with the segment’s existing strengths should enable it to prosper in the New Year. Barring unforeseen cancellations or execution issues, the combination of the existing sizable Defense segment backlog coupled with anticipated contracts should provide the volume required for a solid year. Key groundwork for future profitability of the Safety segment should be laid during the upcoming year.”

The Board of Directors of National Presto Industries, Inc. announced today the 2020 dividend, which consists of the regular dividend of $1.00 per share, plus an extra of $5.00. The 2020 dividend is the most recent in an unbroken history of seventy-five years. The record date for the dividend will be March 2, 2020, and the payment date, March 13, 2020. In addition, the Board confirmed May 19, 2020, as the date of the Company’s 2020 annual meeting of shareholders. The record date for the annual meeting will be March 19, 2020.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety Segment currently consists of two startup companies.

The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first self-service fire extinguisher. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that could ultimately lead to significant losses. The initial application combines patented machine learning, digital sensors and cloud-based technology to continuously monitor freezers and refrigerators, instantly detecting and alerting users to potential safety issues around pharmaceuticals and food. The OneEvent® system also has the ability to continually measure other factors such as smoke, carbon monoxide, motion, humidity, and moisture.

	YEAR ENDED DECEMBER 31
	2019	2018
Net Sales	$308,510,000	$323,317,000
Net Earnings*	$42,220,000	$39,940,000
Net Earnings Per Share	$6.01	$5.70
Weighted Shares Outstanding	7,027,000	7,005,000

* Net earnings for both years include earnings from the discontinued Absorbent Products segment.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.